Exhibit 10.5

RETIREMENT AGREEMENT AND GENERAL RELEASE

This Retirement Agreement and General Release (“Agreement”) is entered into by and between Leslie J. Jezuit (“Jezuit”), an individual, and Quixote Corporation (“Quixote”), a Delaware corporation with its principal place of business in Chicago, Illinois.

AGREEMENT

1.             Change in Employment. Jezuit shall resign his position as Quixote’s Chief Executive Officer and President effective December 31, 2008. From January 1, 2009 through June 30, 2009 (the “Transition Period”), Jezuit shall remain employed as an officer of Quixote in his position as the Chairman of Quixote’s Board of Directors. Effective June 30, 2009, Jezuit shall retire and resign his employment with Quixote (the “Separation Date”). Following the Separation Date, Jezuit shall continue to serve as a Director for the remainder of his term, and, if so elected by the Board of Directors, shall continue as the Chairman of the Board, but not as an employee of Quixote.

2.             Transition Period Compensation.

(a)           Jezuit acknowledges receipt of all compensation, except accrued but unused vacation time, due from Quixote through the payroll period immediately prior to the date he signed this Agreement. Jezuit acknowledges that he will receive all owed accrued but unused vacation time on the first payroll date following December 31, 2008.

(b)           During the Transition Period, Jezuit’s annual base salary shall be One Hundred Twenty Thousand and 00/100 Dollars ($120,000.00), payable at a rate of $10,000 per month in accordance with Quixote’s payroll schedule in equal installments in accord with Quixote’s payroll schedule.

(c)           During the Transition Period, Jezuit shall be entitled to participate in Quixote’s employee benefits programs at the level applicable to a full-time employee

3.             Separation Benefits: Subject to the provisions of this Agreement and if Jezuit does not revoke his acceptance of this Agreement, Quixote will provide Jezuit with the following separation benefits (the “Separation Benefits”):

(a)           On December 30, 2008, Quixote shall pay Jezuit  a single lump sum payment of Six Hundred and Ninety-Two Thousand Five Hundred and 00/100 Dollars ($692,500.00), less required tax withholding.

(b)           If on or before June 30, 2009, Jezuit executes and delivers, and does not revoke, the Agreement attached as Schedule 1 to this Agreement, makes a timely election for COBRA health insurance continuation benefits and remains eligible for COBRA health insurance continuation benefits, then commencing on July 1, 2009, Quixote shall provide the first eighteen (18) months of the COBRA health insurance continuation for Jezuit without cost.

Jezuit acknowledges that the Separation Benefits exceed the amount to which Jezuit would be entitled in the absence of the Agreement. Jezuit shall bear sole responsibility of all taxes associated with the payment of the Separation Benefits; provided that the Separation Benefits shall be subject to applicable income tax and FICA withholding.

4.             Consideration. Jezuit acknowledges that the Separation Benefits constitute a substantial economic benefit to Jezuit, and that they constitute good and valuable consideration for the various commitments undertaken by Jezuit in this Agreement.

5.             Parties Released. For purposes of this Agreement, the term “Releasees” means Quixote, its past and present parents, subsidiaries, divisions, and affiliated entities; their respective predecessors, successors, assigns, benefit plans, and plan administrators; and their respective past and present shareholders, members, partners, directors, managers, trustees, officers, employees, agents, independent contractors, attorneys and insurers.

6.             General Release. Jezuit, for and on behalf of himself and each of his personal and legal representatives, heirs, devisees, executors, successors and assigns, hereby acknowledges full and complete satisfaction of, and fully and forever waives, releases, acquits, and discharges Releasees from any and all claims, causes of action, demands, liabilities, damages, obligations, and debts (collectively referred to as “Claims”), of every kind and nature, whether known or unknown, suspected or unsuspected, or fixed or contingent, which Jezuit holds as of the date Jezuit signs this Agreement, or at any time previously held against Releasees, or any of them, arising out of any matter whatsoever (with the exception of breaches of this Agreement). Quixote, on behalf of itself and each of the Releasees, hereby acknowledges full and complete satisfaction of, and fully and forever waives, releases, acquits, and discharges Jezuit from any and all Claims of every kind and nature, whether known or unknown, suspected or unsuspected, or fixed or contingent, which any of the Releasees holds as of the date Quixote signs this Agreement, or at any time previously held against Jezuit, arising out of any matter whatsoever (with the exception of breaches of this Agreement, or matters involving fraud or criminal activity).This General Release specifically includes, but is not limited to, any and all Claims:

(a)           Arising out of or in any way related to Jezuit’s employment with Quixote or the termination of his employment;

(b)           Arising out of or in any way related to any contract or agreement between Jezuit and Quixote;

(c)           Arising under or based on the Equal Pay Act of 1963; Title VII of the Civil Rights Act of 1964, as amended; Section 1981 of the Civil Rights Act of 1866; the Americans With Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Fair Labor Standards Act of 1938; the National Labor Relations Act; the Worker Adjustment and Retraining Notification Act of 1988; Employee Retirement Income Security Act of 1974 (ERISA) (excepting claims for vested benefits, if any, to which Jezuit is legally entitled thereunder); the Illinois Constitution; the Illinois Wage Payment

and Collection Act; the Illinois Minimum Wage Law, the Illinois Human Rights Act; and the Illinois Whistleblower Act;

(d)           Arising under or based on the Age Discrimination in Employment Act of 1967 (ADEA), as amended by the Older Workers Benefit Protection Act (OWBPA), and alleging a violation thereof based on any action or failure to act by Releasees, or any of them, at any time prior to the effective date of this Agreement; and

(e)           Arising out of or in any way related to any claim under a federal, state, county or local constitutional provision, law, statute, ordinance, judicial or administrative decision, order, policy or regulation prohibiting employment discrimination, providing for the payment of wages or benefits, providing for a paid or unpaid leave of absence, otherwise creating rights or claims for employees, including, but not limited to, any and all claims alleging breach of public policy, whistleblowing, retaliation, the implied obligation of good faith and fair dealing, any express or implied oral or written contract; handbook; manual; policy statement or employment practice, or alleging misrepresentation, defamation, libel, slander, interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of privacy, false imprisonment, assault, battery, fraud, negligence, or wrongful discharge.

7.             Intended Scope of Release. It is the intention of the parties and is fully understood and agreed by them that this Agreement includes a General Release of all Claims (with the exception of breaches of this Agreement and claims for vested benefits, if any, to which Jezuit is legally entitled under ERISA), which Jezuit holds or previously held against Releasees, or any of them, or which any of the Releasees holds or previously held against Jezuit, whether or not they are specifically referred to herein. No reference herein to any specific claim, statute or obligation is intended to limit the scope of this General Release and, notwithstanding any such reference, this Agreement shall be effective as a full and final bar to all Claims of every kind and nature, whether known or unknown, suspected or unsuspected, or fixed or contingent, released in this Agreement.  Notwithstanding the foregoing, nothing contained herein shall waive or release any right that Jezuit may have to be indemnified by Quixote against any claims arising from or relating to Jezuit’s service as an officer, director and employee of Quixote.

8.             Employee Waiver of Rights. As part of the foregoing General Release, Jezuit is waiving all of his rights to any recovery, compensation, or other legal, equitable or injunctive relief (including, but not limited to, compensatory damages, liquidated damages, punitive damages, back pay, front pay, attorneys’ fees, and reinstatement to employment), from the Releasees, or any of them, in any administrative, arbitral, judicial or other action brought by or on behalf of Jezuit in connection with any Claim released in this Agreement.

9.             Covenant Not to Sue. In addition to all other obligations contained in this Agreement, Jezuit agrees that he will not initiate, bring or prosecute any suit or action against any of Releasees in any federal, state, county or municipal court, with respect to any of the Claims released in this Agreement. Notwithstanding the forgoing, nothing in this Agreement shall preclude Jezuit from bringing suit to challenge the validity or enforceability of this Agreement under the Age Discrimination in Employment Act as amended by the Older Workers Benefit Protection Act.

10.           Remedies for Breach. If Jezuit, or anyone on his behalf, initiates, brings or prosecutes any suit or action against Releasees, or any of them, in any federal, state, county or municipal court, with respect to any of the Claims released in this Agreement (except to challenge the validity or enforceability of this Agreement under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act), or if Jezuit breaches any of the terms of this Agreement, then Jezuit shall  be liable for the payment of all damages, costs and expenses (including attorneys’ fees) incurred by Releasees, or any of them, in connection with such suit, action or breach.  If Quixote or any Releasee, or anyone on behalf of any such party, initiates, brings or prosecutes any suit or action against Jezuit in any federal, state, county or municipal court, with respect to any of the Claims released in this Agreement or if Quixote breaches any of the terms of this Agreement, then Quixote shall  be liable for the payment of all damages, costs and expenses (including attorneys’ fees) incurred by Jezuit in connection with such suit, action or breach.

11.           No Admission of Liability. Nothing in this Agreement constitutes or shall be construed as an admission of liability on the part of Jezuit or Releasees, or any of them. Releasees expressly deny any liability of any kind to Jezuit, and Jezuit expressly denies any liability of any kind to each Releasee, and particularly any liability arising out of or in any way related to Jezuit’s employment with Quixote or the termination of his employment.

12.           Nondisclosure of Confidential Information. With respect to Quixote’s trade secrets and other confidential information, Jezuit hereby reaffirms and agrees to abide by all confidentiality and nondisclosure obligations to which he is subject under any agreement with Quixote, his fiduciary obligations as an officer and director of Quixote, and the Illinois Trade Secrets Act. In addition to (not in lieu of) the foregoing, Jezuit hereby agrees to keep confidential and not to use or disclose to others for his benefit or the benefit of others Quixote’s trade secrets and other Confidential Information. The term “Confidential Information” includes, but is not limited to, information relating to Quixote’s trade secrets and Quixote’s methods of doing business; financial and tax projections, reports and plans and obligations; corporate equity and debt positions; sales, marketing, and service strategies, programs, and procedures; customers and clients, including, but not limited to, their particularized requirements and preferences, and the identity, authority, and responsibilities of their key contact persons; payment methods; manufacturing and vendor information; pricing and cost structures; compensation, incentive and benefits plans; financial position and business plans; computer databases; other financial information; research and development projects; new product and service developments; and any other information of Quixote or any of its shareholders, employees, vendors, or customers that Quixote informs Jezuit, or that Jezuit should know by virtue of his position or the circumstances in which he learned it, is to kept confidential. For purposes of this paragraph 12, “Quixote” includes its subsidiaries.

13.           Solicitation of Employees. During Jezuit’s employment with Quixote and for the twenty-four (24) month period following the termination of his employment (“Restricted Period”), with or without cause, and regardless of whether any payments are made to Jezuit under this Agreement as a result of such termination, Jezuit shall not solicit, participate in or promote the solicitation of any Employee to leave the employ of Quixote, or, on behalf of himself or any other person, hire, employ or engage any such person; provided however that the foregoing restriction shall not prohibit Jezuit or a firm with which he is employed or affiliated from (i) publishing and receiving responses to a general solicitation for employment in a general circulation newspaper, magazine, website or similar medium, or (ii) hiring an Employee of Quixote who has not been employed by Quixote for a period of at least six (6) months.  Jezuit further agrees that during the Restricted Period, if a current Employee contacts Jezuit about prospective employment, Jezuit will inform that Employee that he cannot discuss the matter further without informing Quixote. For purposes of this paragraph 13, “Quixote” includes its subsidiaries and “Employee” means an individual employed by Quixote at any time during the six (6) month period prior to the termination Jezuit’s employment with Quixote.

14.           Noncompetition. During the Restricted Period, Executive shall not engage directly or indirectly in any of the following acts:

(i)            enter into or engage in any business which competes with the business of Quixote in any country where Quixote or its subsidiaries are doing business as of the date of Jezuit’s termination;

(ii)           solicit customers, business, patronage or orders for, or sell, any products and services in competition with, or for any business, wherever located, that competes with the business of Quixote or its subsidiaries in any country where Quixote or its subsidiaries are doing business as of the date of termination;

(iii) divert, entice or otherwise take away any customers, business, patronage or orders of Quixote or its subsidiaries in any country where Quixote or its subsidiaries are doing business as of the date of termination, or attempt to do so; or

(iv) promote or assist, financially or otherwise, any person, firm, association, partnership, corporation or other entity engaged in any business which competes with Quixote or its subsidiaries in any country where Quixote is doing business as of the date of termination;

provided, however, Jezuit may, without violating the provisions of this paragraph 14, consult with industry trade associations and not for profit groups, such as ARTBA, AHUA, and AASHTO.

For the purposes of this paragraph 14, but without limitation thereof, Jezuit will be in violation thereof if Jezuit engages in any or all of the activities set forth therein directly as an individual on Jezuit’s own account, or indirectly as a general partner, joint venturer, employee, agent, salesperson, consultant, officer and/or partnership, limited liability company, or corporation in which Jezuit or Jezuit’s spouse, child or parent owns, directly or indirectly, individually or in the aggregate, more than five percent (5%) of the limited partnership interests, limited liability company interests or outstanding stock, as the case may be.

15.           Existing Agreements.

(a)           The Severance and Non-Competition Agreement, dated July 25, 2008, entered into by Jezuit and Quixote is superseded in its entirety by this Agreement and shall have no force or effect whatsoever.

(b)           The Amended and Restated Change of Control Agreement dated July 25, 2008, entered into by Jezuit and Quixote shall remain in full force and effect in accordance with its terms.

(c)           The Stock Option Agreements dated August 27, 1999, August 16, 2000, July 23, 2002, July 1, 2003, August 17, 2004, August 17, 2005, August 17, 2006 and August 20, 2008 entered into by Jezuit and Quixote shall remain in full force and effect in accordance with their terms.

(d)  With respect to the Restricted Stock Agreement dated August 31, 2007  entered into by Jezuit and Quixote, all shares granted to Jezuit that have vested as of December 31, 2008 belong to Jezuit under the terms of that agreement, and all shares granted to Jezuit that have not vest as of December 31, 2008 are forfeited.

16.           Consideration Period. Jezuit is advised to consult with an attorney of his choice prior to signing this Agreement. Jezuit understands that he has a period of twenty-one (21) days within which to consider and accept the Agreement. This twenty-one (21) day period begins to run on December 23, 2008, which Jezuit acknowledges is the date on which he received a copy of this Agreement.

17.           Revocation Period. Jezuit understands that he has the right to revoke this Agreement at any time within seven (7) days after he signs it and that the Agreement shall not become effective or enforceable until this revocation period has expired without revocation.

18.           Nondisparagement. Jezuit shall not make any disparaging remarks about the Releasees which are likely to cause harm to Releasees, collectively or individually, or their products and services. The Board of Directors and Quixote’s Chief Executive Officer (subsequent to Jezuit), Chief Financial Officer, and General Counsel shall not make any disparaging remarks about Jezuit which are likely to cause harm to him.

19.           Warranty of Understanding and Voluntary Nature of Agreement. Jezuit acknowledges that he has carefully read and fully understands all of the provisions of this Agreement; that he knows and understands the rights he is waiving by signing this Agreement; and that he has entered into the Agreement knowingly and voluntarily, without coercion, duress or overreaching of any sort.

20.           Severability. The provisions of this Agreement are fully severable. Therefore, if any provision of this Agreement is for any reason determined to be invalid or unenforceable, such invalidity or unenforceability will not affect the validity or enforceability of any of the remaining provisions. Furthermore, any invalid or unenforceable provisions shall be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or, if such provision cannot under any circumstances be modified or restricted, it shall be excised from the Agreement without affecting the validity or enforceability of any of the remaining provisions. The parties agree that any such modification, restriction or excision may be accomplished by their mutual written agreement or, alternatively, by disposition of a court or other tribunal.

21.           Entire Agreement/Integration. This Agreement constitutes the sole and entire agreement between Jezuit and Quixote with respect to the subjects addressed in it, and supersedes all prior or contemporaneous agreements, understandings, and representations, oral and written, with respect to those subjects.

22.           No Waiver By Quixote. No waiver, modification or amendment of any of the provisions of this Agreement shall be valid and enforceable unless in writing and executed by Jezuit and Quixote’s President.

23.           Successors and Assigns. This Agreement shall be binding upon, and shall inure to the benefit of, Jezuit and his personal and legal representatives, heirs, devisees, executors, successors and assigns, and Quixote and its successors and assigns.

24.           Choice of Law. This Agreement and any amendments hereto shall be governed by and construed in accordance with the laws of the State of Illinois, without regard to conflicts of law principles.

AGREED:

QUIXOTE CORPORATION			LESLIE J. JEZUIT

By:	/s/ Daniel P. Gorey	12/23/08	/s/ Leslie J. Jezuit	12/23/08
Executive VP		Date		Date

SCHEDULE 1

AGREEMENT

This Agreement (“Agreement”) is entered into by and between Leslie J. Jezuit (“Jezuit”), an individual, and Quixote Corporation (“Quixote”), a Delaware corporation with its principal place of business in Chicago, Illinois.

1.             Resignation. Jezuit resigns his employment with Quixote Corporation, effective June 30, 2009 (“Resignation Date”).

2.             Compensation owed. Jezuit acknowledges receipt of all compensation, including, but not limited to, any and all unused vacation time, due from Quixote through the payroll period immediately prior to the Resignation Date. Jezuit and Quixote acknowledge that Jezuit will receive a lump-sum payment equal to any final compensation earned but not yet paid to him on Quixote’s next regular payday following the Resignation Date.

3.             Extension of Retirement Agreement and General Release. The Retirement Agreement and General Release previously entered into between Jezuit and Quixote (“Retirement Agreement”), is hereby extended through the Resignation Date. The terms and provisions of the Retirement Agreement are incorporated by reference herein and made a part hereof.

4.             Consideration. In consideration for this Resignation Agreement, Jezuit shall be provided the Separation Benefits set forth in paragraph 3(b) of the Retirement Agreement, which Jezuit acknowledges constitute good and valuable consideration for the various commitments undertaken by Jezuit in the Resignation Agreement and the Retirement Agreement.

5.             Revocation Period. Jezuit understands that he has the right to revoke this Resignation Agreement at anytime within seven (7) days after he signs it and that the Agreement shall not become effective or enforceable until the revocation period has expired without revocation.

AGREED:

QUIXOTE CORPORATION	LESLIE J. JEZUIT

By:
Date	Date